Exhibit 99.1

OPENWAVE RECEIVES ADDITIONAL NASDAQ STAFF DETERMINATION

REDWOOD CITY, Calif. – November 22, 2006 – Openwave Systems, Inc. (Nasdaq OPWV), the leading independent provider of software solutions for the communications and media industries today announced that on November 17, 2006 the Company received an additional staff determination letter (the “Notice”) from the Nasdaq Stock Market (“Nasdaq”) advising the Company that it had failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the Company’s failure to timely file its Form 10-Q for the period ended September 30, 2006, and that its securities are, therefore, subject to delisting from the Nasdaq Global Select Market.

The Company previously received and announced a Nasdaq staff determination letter with respect to the Company’s failure to timely file its Form 10-K for the fiscal year ended June 30, 2006. The Company requested a hearing before the Nasdaq Listing Qualifications Panel to appeal the staff determination regarding the failure to file its Form 10-K. On November 16, 2006, the Company attended a hearing before the Nasdaq Panel, at which it presented its plan to cure both filing deficiencies.

Both Nasdaq delisting actions have been automatically stayed pending the Nasdaq Panel’s decision. The Company’s stock will continue to be listed on the Nasdaq Global Select Market until the Panel issues its decision and during any extension that is allowed by the Panel. There can be no assurance that the Panel will grant the Company’s request for an extension and continued listing or that, if granted, the extension will be for the duration requested by the Company.

Hal Covert, Company Chief Financial Officer stated “We have been expecting the additional staff determination and had already addressed this deficiency at the hearing.” He added “We are working diligently on our Form 10-K and Form 10-Q and intend to file them as soon as practicable.”

About Openwave Systems

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

# # #

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (c) the ability to successfully partner with other companies; (d) increased global competition and pricing pressure on our products; (e) technological changes and developments; and (f) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com.

For more information please contact:

Openwave Systems Inc.

Vikki Herrera

Public Relations

Vikki.Herrera@openwave.com

Tel: 650-480-6753

Investor Relations

Michael Bishop

Michael.Bishop@openwave.com

Tel: 650-480-4461